                                                                    Exhibit 12.1

                      SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                     Year Ended December 31,
                                       --------------------------------------------------
                                         1999       1998      1997      1996     1995 (a)
                                       --------   --------  --------  --------   --------
Net Earnings (loss) from Operations    $(59,666)  $ 67,480  $ 38,241  $ (9,693)  $(21,274)
Add:
  Interest Expense                      133,454     82,203   104,434   117,224    103,804
                                       --------   --------  --------  --------   --------

Earnings as Adjusted                   $ 73,788   $149,683  $142,675  $107,531   $ 82,530
                                       ========   ========  ========  ========   ========

Fixed Charges:
  Interest Expense                     $133,454   $ 82,203  $104,434  $117,224   $103,804
  Capitalized Interest                    8,209     26,703    69,883    11,448      4,404
                                       --------   --------  --------  --------   --------

  Total Fixed Charges                  $141,663   $108,906  $174,317  $128,672   $108,208
                                       ========   ========  ========  ========   ========

Ratio of Earnings to Fixed Charges          0.5        1.4       0.8       0.8        0.8
                                       ========   ========  ========  ========   ========

(a) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Financial Services Division from a related party.